United States Securities and Exchange Commission
Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2008

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek North Drive, Suite 995
Denver, CO 80209
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (303) 377-0033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 25, 2008, the Board of Directors (“Board”) of Xedar Corporation (the “Company”), pursuant to the Company’s Bylaws (“Bylaws”), unanimously consented to the expansion of the Board from seven (7) directors to (8) directors.  Pursuant to the Bylaws, the Board filled the vacancy so created by electing Alan Rogers to the Board.

Alan Victor Rogers.  Mr. Rogers was elected to the Board effective November 25, 2008.  It is expected that Mr. Rogers will serve on our Corporate Governance and Nominating Committee as well as our Compensation Committee.  From November 14, 2007 to present, Mr. Rogers has been and remains the President of AV Rogers & Associates, LLC, a consulting firm which provides strategic  business advice.  From October 3, 2003 to November 13, 2007, he was the Executive Vice President of CACI International, Inc., a professional services and information technologies (“IT”) consulting firm.  From July, 2003 until December of 2006, he was a Director of RGS Associates, Inc., which provides integrated change management, process consulting, IT capital planning, enabling technologies, and intelligence consulting services to defense and civilian agency customers. Between 2003 and 2004, he served on the advisory board to Infodata Systems, a company whose principal activity was to design, develop and deliver solutions that enable enterprises to share, maintain and retrieve electronic documents and their components for federal agencies such as FDA, HUD, FDIC, HHS, DOL and DoD.  From 2004 to present, Mr. Rogers has been and remains a Trustee for the Falcon Foundation, a 501(c)(3), non-profit foundation whose purpose is to provide scholarships to private preparatory schools for motivated young people seeking admission to the United States Air Force Academy and a career in the Air Force.  From 1999 to present has been and remains a Director of the IT Executive Counsel of the Kogod Graduate School of Business, American University. He received a Bachelor of Science degree from the United States Air Force Academy, as well as an MBA from the Harvard Business School.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Xedar has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xedar Corporation

Dated: November 26, 2008	By:	/s/ Hugh Williamson III
Hugh Williamson III Chairman, President and CEO